Exhibit 99.1

Energy Systems Group Acquires Chevron Energy Solutions’ Federal Operations,
Awarded $45 million Waste-to-Energy Contract

Evansville, Ind. (April 1, 2014) - Energy Systems Group (ESG), a leading energy services provider and subsidiary of Vectren Corporation (NYSE:VVC), announced today two major business developments. ESG has acquired the federal sector energy services unit of Chevron Energy Solutions (CES), which is owned by Chevron U.S.A., Inc.; the business unit employs 48 experienced professionals, performs under several long-term operations and maintenance contracts, and has a robust construction project sales funnel. Separately, ESG was awarded a $45 million contract with the Frederick-Winchester Service Authority (FWSA) for the design and construction of energy efficiency and infrastructure improvements at the Opequon Water Reclamation Facility in Winchester, Virginia. These developments signify ESG’s strategic focus on strengthening its position as a leader in both the federal and sustainable infrastructure sectors.

“ESG already enjoys an industry-leading position in developing and implementing federal government projects with 12 utility partners under Utility Energy Services Contracts and through public / private partnerships such as Enhanced Use Leases,” said Greg Collins, president of Energy Systems Group. “The capabilities we gain with this acquisition enable ESG to access the full spectrum of federal contracting opportunities in this rapidly growing sector.”

Included in the CES transaction are several Indefinite Delivery / Indefinite Quantity contracts with federal government entities, including Energy Savings Performance Contracts with the U.S. Department of Energy and the U.S. Army Corps of Engineers. Also included are long-term operation, maintenance and repair contracts with multiple Department of Defense installations. Collins added, “We are gratified that all of the unit’s employees have accepted offers to join ESG. This talented team has a well-documented history of delivering innovative, high-quality projects. We believe the cultures of the two organizations will mesh very well."

ESG has also built a strong resume in the distributed generation, waste-to-energy, and renewable energy sectors, and was recently selected by the Army Corps of Engineers as a qualified biomass technology contractor that will be eligible to bid on potentially $7 billion of future biomass renewable energy power purchase agreements.

The centerpiece of the FWSA project is the construction of a Green Energy Facility, which will process municipal sludge and high-strength organic waste, from food processors in the Shenandoah Valley, to produce methane gas, a renewable fuel, through the process of anaerobic co-digestion.  This methane gas will be utilized to generate up to 825 kilowatts of electricity that, at start-up, will meet more than 50 percent of the treatment plant’s electrical needs. This facility also includes a new sludge dewatering process that reduces the use of chemicals and decreases the amount of waste hauled to the county landfill. The Green Energy Facility will harvest phosphorus from the wastewater stream, a rare element that is an essential ingredient for fertilizer and crop production. The project also includes construction of a new food waste receiving station, and other facility improvements such as emergency electrical generation, turbo blowers and fine bubble diffusers for process treatment aeration, and lighting and mechanical system improvements.

“This project is a great example of government striving for operational efficiency and advancing sustainable infrastructure solutions to achieve positive economic development and benefits to taxpayers,” said Collins. “We look forward to working with the FWSA in constructing potentially one of the nation’s largest energy performance contracts at a single wastewater treatment facility.”

Design and construction of the FWSA project will commence in April, and the facility is expected to come online in 2016.

Exhibit 99.1

About ESG
Energy Systems Group (ESG), a wholly-owned subsidiary of Vectren Corporation (NYSE: VVC), is a leading energy services provider that specializes in energy efficiency, sustainability, and infrastructure improvement solutions in the government, education, healthcare, commercial, and industrial sectors. ESG also offers a full range of sustainable infrastructure solutions including waste-to-energy, distributed generation, and renewable energy. ESG has steadily expanded its geographic footprint and service offerings for 20 years. The company employs 250 people and is licensed to operate in 46 states, the U.S. Virgin Islands, and Puerto Rico. To learn more about ESG, visit www.energysystemsgroup.com.

MEDIA CONTACTS
Meram El Ramahi, Energy Systems Group
Tel: (812) 492-3734
Email: mramahi@energysystemsgroup.com